Exhibit 99.1

August 4, 2017

FNFV Announces Merger of 99 Restaurant & Pub with J. Alexander's in Stock for Stock Combination

JACKSONVILLE, Fla., Aug. 4, 2017 /PRNewswire/ -- Fidelity National Financial, Inc. today announced that FNFV Group (NYSE:FNFV) has signed a definitive agreement to merge its 99 Restaurant & Pub ("99") operations with J. Alexander's Holdings, Inc. (NYSE:JAX), in which FNFV's 55% owned Fidelity Newport Holdings, LLC ("FNH") will exchange 100% of its ownership interest in 99 for common share equivalents of JAX.

Under the terms of the definitive agreement, 99 will be valued at an enterprise value of $199 million and an equity value of $179 million. 99 will have $20 million of net FNH debt attributed to it that JAX will refinance at closing. Prior to the combination, FNFV will contribute $40 million into 99 for equity in return, the proceeds of which will be used to repay FNH debt. Shares of JAX common stock will be valued at $11.00 per share.

As a result, JAX will issue a total of approximately 16.27 million common share equivalents to FNH and FNFV. JAX will have approximately 31 million common share equivalents outstanding at closing, excluding any common shares which may be issued related to outstanding profits interest or stock option grants.

FNH will receive approximately 12.636 million shares of JAX common share equivalents and FNFV will receive approximately 3.636 million shares of JAX common share equivalents from its $40 million equity investment. William P. Foley, II will join the JAX Board of Directors and it is expected that Lonnie J. Stout II will remain Chief Executive Officer of the combined company. Additionally, the existing Black Knight Advisory Services management consulting agreement will be terminated at closing. A JAX shareholder vote is necessary and closing is expected in the fourth quarter of 2017.

99 generated approximately $304 million in revenue and $30 million in adjusted EBITDA in 2016, inclusive of approximately $7 million of allocated corporate overhead expenses. On a combined basis for 2016, the two companies generated over $520 million in revenue and $54 million in adjusted EBITDA.

"Both 99 and J. Alexander's are terrific concepts that have separately generated strong same store sales growth and impressive financial performance in a challenging environment for the casual dining industry," said Chairman William P. Foley, II. "We believe this combination provides a larger, stronger, better diversified and more formidable player in the casual dining segment. We are excited to be involved with J. Alexander's again and look forward to great success with the combination of these two great concepts."

About Fidelity National Financial, Inc.

Fidelity National Financial, Inc. is organized into two groups, FNF Group (NYSE: FNF) and FNFV Group (NYSE: FNFV). FNF is a leading provider of title insurance, technology and transaction services to the real estate and mortgage industries. FNF is the nation's largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York - that collectively issue more title insurance policies than any other title company in the United States. FNF also provides industry-leading mortgage technology solutions and transaction services, including MSP®, the leading residential mortgage servicing technology platform in the U.S., through its majority-owned subsidiaries, Black Knight Financial Services and ServiceLink Holdings. FNFV holds majority and minority equity investment stakes in a number of entities, including American Blue Ribbon Holdings, LLC, Ceridian HCM, Inc. and Del Frisco's Restaurant Group, Inc. More information about FNF and FNFV can be found at www.fnf.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, including changes in the financial markets; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U. S. economy; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; and other risks detailed in the "Statement Regarding Forward-Looking Information," "Risk Factors" and other sections of the Company's Form 10-K and other filings with the Securities and Exchange Commission.